CONSENT OF PETROLEUM ENGINEERING CONSULTANT



     I consent to the use of my report respecting the estimated oil reserve information as of December 31, 1999, for the Montana and Nevada producing properties of FX Energy, Inc. (the "Company"), and the discussion of such report as contained in the Company's annual report on Form 10-K of FX Energy, Inc. for the year ended December 31, 1999. I also consent to the incorporation by reference of such report as it is referred to in the Company's annual report into the Registration Statements on Form S-3, SEC File Nos. 333-08557, 333-16439, 333-26619, 333-79595 and 333-80489 and Form S-8, SEC File Nos. 333-12385,
333-11417 and 333-60563.



/s/ Larry D. Krause

Billings, Montana
February 17, 2000